STATE OF NEVADA
ROSS MILLER Secretary of State		SCOTT W. ANDERSON Deputy Secretary for Commercial recordings
OFFICE OF THE SECRETARY OF STATE

Certified Copy
March 26, 2010

Job Number: C20100326-2493

Reference Number:

Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s) Description	Number of Pages
20100192292-08 Certificate of Designation	15 Pages/1 Copies

Respectfully, ROSS MILLER Secretary of State
Certified By: Robert Sandberg Certificate Number: C201 00326-2493 You may verify this certificate online at http://www.nvsos.gov/

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER Secretary of State 204 North Carson Street, Suitel Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Granto, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of 3,000,000 shares of Preferred Stock which shall be issued in and constitute a single series to be known as Series A Preferred Stock, par value $0.001 per share (hereinafter called the "Series A Preferred"). The shares of Series A Preferred shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth in Exhibit A attached hereto.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)
4. Signature: (required)

/s/ Janet Gargiulo
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

EXHIBIT A

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES A PREFERRED STOCK

OF

GRANTO, INC.

GRANTO, INC. (the "Company"), a corporation organized and existing under and by virtue of the Revised Statutes of the State of Nevada (the "NRS"), in accordance with Section 78.1955 of the NRS, DOES HEREBY CERTIFY that:

The Articles of Incorporation of the Company provide that the Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $.001 per share. The Articles of Incorporation provide, further, that the Board of Directors is authorized, to provide for the issuance of the shares of preferred stock in or more series, and by filing a certificate pursuant to the NRS, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights and the qualifications, limitations or restrictions thereof. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Board of Directors, by Unanimous Written Consent dated March 25, 2010, adopted a resolution providing for the designation, rights, powers and preferences and the qualifications, limitations and restrictions of 3,000,000 shares of Series A Preferred Stock, and that a copy of such resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Articles of Incorporation, as amended, and in accordance with the Revised Statutes of the State of Nevada, the Board of Directors hereby authorizes the filing of a Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Granto, Inc.  Accordingly, the Company is authorized to issue Series A Preferred Stock with par value of $.001 per share, which shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

1. Definitions.  For the purposes hereof, the following definitions shall apply:

1.1 “Additional Shares of Common Stock” means all shares of Common Stock issued or issuable by the Company (including, without limitation, shares issuable pursuant to any Convertible Securities, Rights or Options), or deemed issued pursuant to Section 5.6(c), after the Original Issue Date, other than shares of Common Stock (or options, warrants or rights therefor) issued or issuable (a) upon the conversion of Series A Preferred or upon the exercise of any Rights or Options which are outstanding on the Original Issue Date, including warrants to purchase Common Stock (i) to be issued pursuant to a holders of Class A Warrants and Class B Warrants to purchase common stock of Rongfu Aquaculture, Inc. in exchange therefor pursuant to a Share Exchange Agreement between the Company and such holders and (ii) Class A Warrants and Class B Warrants to purchase Common Stock which may be issued pursuant to a Series A Preferred Stock Purchase Agreement between the Company and certain investors after the filing of this Certificate, (b) to employees, officers or directors of, or contractors, consultants or advisers to, the Company pursuant to the any stock option plan, stock purchase right or arrangement approved by the Board that do not exceed in the aggregate 10% of the Company’s Common Stock at the time of issuance, (c) in connection with the acquisition of another unrelated corporation or entity with an enterprise value of at least $1,000,000 by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization approved unanimously by the Board, and (d) to non-affiliated parties in connection with services rendered or to be rendered to the Company that do not exceed in the aggregate in any period of 24 months 2% of the Company’s Common Stock at the time of the Original Issue Date.

1.2 “Aggregate Consideration Received” has the meaning set forth in Section 5.6(b) hereof.

1.3  “Available Funds and Assets” has the meaning set forth in Section 3 hereof.

1.4 “Board” means the Board of Directors of the Company.

1.5 “Certificate” means this Certificate of Designations, Preferences and Rights of Series A Preferred Stock.

1.6 “Commission” means the Securities and Exchange Commission.

1.7 “Common Stock" means the Company's common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

1.8 “Common Stock Equivalents Outstanding” means the number of shares of Common Stock that is equal to the sum of (a) all shares of Common Stock that are outstanding at the time in question, plus (b) all shares of Common Stock that are issuable upon conversion of all shares of Series A Preferred or other Convertible Securities and Rights or Options that are outstanding at the time in question.

1.9 “Conversion Price” means $2.78107 and shall be subject to adjustment as described in Article X.

1.10  “Convertible Securities” means debt or equity securities convertible into, or exchangeable or exercisable for, shares of Common Stock or include the right to receive Additional Shares of Common Stock.

1.11 “Effective Price” with respect to a particular issuance of Additional Shares of Common Stock means the quotient determined by dividing (a) the Aggregate Consideration Received (or deemed to have been received) by the Company for such issuance by (b) the total number of Additional Shares of Common Stock issued or sold (or deemed to have been issued or sold) by the Company in such issuance.

1.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.13  “Original Issue Date” means the date on which the first share of Series A Preferred is issued by the Company.

1.14 “Original Series A Issue Price” means $2.78107 per share of Series A Preferred, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares.

1.15 “Rights or Options” means warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

1.16 “Securities Act” means the Securities Act of 1933, as amended.

1.17 “Series A Preferred” means the Series A Preferred Stock of the Company.

1.18 “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

1.19 “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

2. Dividend Rights.

2.1 Series A Preferred.  (a)  The Series A Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when and as declared by the Board of Directors out of funds that are legally available therefor, cumulative dividends at the rate of six percent (6%) per annum of the Original Series A Issue Price on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) payable semi-annually on each February 28 and August 31 on which any shares of Series A Preferred are outstanding.  No dividend or distribution shall be paid or declared on the Common Stock unless and until the full amount of any dividend on the Series A Preferred shall have been paid or declared in full and a sum sufficient for the payment thereof shall have been set aside for payment.

(b) Payment of dividends on the Series A Preferred shall be made at the Company’s election in (i) cash, or (ii) shares of Common Stock.

(c)  The number of shares Common Stock issuable under Section 2.1 (b) shall be determined as follows:

(i)           if
(A) a registration statement covering the shares of Common Stock to be issued as a dividend shall have been filed by the Company and declared effective by the United States Securities and Exchange Commission, and such registration statement continues to be effective up through and including the date of the declaration of the Dividend, and

(B) the shares of Common Stock are eligible for trading on a Trading Market;

then the value of the shares of Common Stock will be determined by the daily volume weighted average price of the Common Stock for ten trading days immediately preceding the declaration of the Dividend on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; and

(ii)           if all of the requirements in Section 2.1(c)(i) are not present, then the then value of the shares of Common Stock will be the Original Series A Issue Price on each outstanding share of Series A Preferred.

2.2  Payment of Declared, But Unpaid Dividends Upon Conversion.  If the Company shall have declared, but not paid dividends with respect to the Series A Preferred prior to the conversion thereof, as provided in Section 5, then all the declared, but unpaid dividends on the Series A Preferred as of the date of conversion shall be paid within 30 days after the date of the conversion.

3.  Liquidation Rights.  In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders (the “Available Funds and Assets”) shall be distributed to the Company’s stockholders in the following manner:

3.1  Series A Preferred.  First, the holders of Series A Preferred shall be entitled to receive, prior and in preference to the holders of Common Stock, an amount per share of Series A Preferred equal to the sum of (a) the Original Series A Issue Price, plus (b) any declared and unpaid dividends per share on such shares of Series A Preferred held by such holders, which notwithstanding Section 2.1(b) shall be paid in cash (the sum of clauses (a) and (b), the “Series A Liquidation Preference”).  If the Available Funds and Assets distributed to the holders of the Series A Preferred are insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then the remaining Available Funds and Assets shall be distributed to the holders of the Series A Preferred pro rata based upon the number of shares of Series A Preferred held by each holder.

3.2  Common Stock.  Finally, the Available Funds and Assets, if any, remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred of their full preferential amounts, in accordance with Section 3.1, shall be distributed among the holders of Common Stock on a per share basis.

3.3  Deemed Liquidations.  The sale, conveyance, exclusive license or other disposition of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution or winding-up of the Company as those terms are used in this Section 3.  Holders of shares of Series A Preferred shall be given notice of any of the transactions set forth in this Section 3.3 no later than the earlier of (x) twenty (20) calendar days prior to the stockholders’ meeting called to approve the transaction and (y) twenty (20) calendar days prior to the closing of the transaction.

3.4  Non-Cash Consideration.  If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution or winding-up of the Company are other than cash, then the value of the non-cash assets shall be deemed to be the fair market value of such assets as determined by an investment banking firm selected by the Company and reasonably acceptable to the holders of a majority of the outstanding shares of Series A Preferred (the “Majority Holders”), with the costs of such appraisal to be borne by the Company, except that any securities to be distributed to stockholders in a liquidation, dissolution or winding-up of the Company shall be valued as follows:

(a) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on the exchange or system during the thirty (30) calendar day period ending three (3) days prior to the distribution;

(b) if the average trading volume of such securities traded over-the-counter exceeds 10,000 shares per day for the immediately preceding 30 Trading Days, then the value shall be deemed to be the average of the closing bid prices during the thirty (30) calendar day period ending three (3) days prior to the distribution; and

(c) if there is no active public market, then the value shall be the fair market value thereof, as determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Company.

Notwithstanding the foregoing, securities subject to investment letter or other restrictions on free marketability shall be appropriately discounted from the market value determined in accordance with clauses (a), (b) and (c) above to reflect the approximate fair market value thereof, as determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Company.

4.  Voting Rights.

4.1  Common Stock.  Except as otherwise provided herein or by applicable law, the holders of shares of Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Company.  Each holder of shares of Common Stock shall be entitled to one (1) vote for each whole share of Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

4.2  Series A Preferred.  Each holder of shares of Series A Preferred shall be entitled to one (1) vote for each whole share of Common Stock into which such shares of Series A Preferred could be converted pursuant to the provisions of Section 5.1(a) on the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, on the date such vote is taken or any written consent of the stockholders is solicited.

4.3  General.  Subject to the other provisions of this Certificate, each holder of Series A Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law.  Except as otherwise provided in this Certificate and applicable law, the holders of Series A Preferred and the holders of Common Stock shall vote together and not as separate classes.

5. Conversion Rights.  The outstanding shares of Series A Preferred shall be convertible as follows:

5.1 Optional Conversion.

(a)  Series A Preferred.  At the option of the holder thereof, each share of Series A Preferred shall be convertible into a number of fully-paid and nonassessable shares of Common Stock at any time, or from time to time (prior to redemption or automatic conversion of the Series A Preferred into Common Stock) (as the same may be adjusted from time to time, the “Conversion Ratio”) as follows: the number of shares of Common Stock which results from dividing the Original Series A Issue Price by the Conversion Price that is in effect at the time of conversion ((i.e., determined in accordance with the following formula):

Original Series A Issue Price
Conversion Price

(b) Procedures.  Each holder of shares who elects to convert such shares pursuant to Section 5.1(a) above shall surrender its certificate(s) for such shares, duly endorsed, at the office of the Company, or any transfer agent for the Series A Preferred and shall give written notice to the Company at that office that the holder elects to convert the same and shall state therein the number of shares of Series A Preferred being converted (a “Notice of Conversion”).  Upon receipt of a Notice of Conversion, the Company shall promptly issue and deliver at that office to the holder a certificate(s) for the number of shares of Common Stock which the holder is entitled to receive upon the conversion.  The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate(s) representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon the conversion shall be treated for all purposes as the record holder of the shares of Common Stock on that date.

(c)           Beneficial Ownership Limitation.  The Company shall not effect any conversion of the Series A Preferred Stock, and the holder shall not have the right to convert any portion of the Series A Preferred Stock to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion.  For purposes of this Section 5.1(c), in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Company’s most recent Form 10-Q or Annual Report or Form 10-K,  as the case may be, as filed with the Commission under the Exchange Act (B) a more recent public announcement by the Company or (C) any other written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of the holder, the Company shall within two Trading Days confirm orally and in writing to the holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Stock, by the holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was publicly reported by the Company.  This Section 5.1(c) may be waived or amended with respect to any holder of Series A Preferred Stock upon the holder providing the Company with sixty-one (61) days notice (the “Waiver Notice”) that the holder would like to waive this Section 5.1(c) with regard to any or all shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by the holder and upon the giving of such Waiver Notice, this Section 5.1(c) shall be of no force or effect with regard to those shares of Common Stock referenced in the Waiver Notice. For purposes of this Section 5.1(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder.

5.2  Automatic Conversion.

(a)  Requirements.  Each outstanding share of Series A Preferred automatically shall be converted into fully-paid and nonassessable shares of Common Stock pursuant to Conversion Ratio then in effect as set forth in Section 5.1(a) if:

(i)  a registration statement covering the resale of the shares of Common Stock to be issued upon conversion shall have been filed by the Company and declared effective by the Commission, and such registration statement continues to be effective up through and including the date of the conversion;

(ii)  the shares of Common Stock are eligible for trading on a Trading Market;

(iii)  the daily volume weighted average price of the Common Stock for ten consecutive trading days immediately preceding the conversion is greater than or equal to $5.56 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) on the primary Trading Market on which the Common Stock is then listed or quoted;

(iv)  average daily dollar volume of the Common Stock on the primary Trading Market on which the Common Stock is then listed or quoted is greater than or equal to $100,000 for ten consecutive trading days immediately preceding the conversion; and

(v)  after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own less than 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion, unless such holder has waived such limitation.

(b) Procedures.  Upon the occurrence of any event specified in Section 5.2(a) above, the outstanding shares of Series A Preferred shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon the conversion unless the certificates evidencing the shares of Series A Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that the certificates have been lost, stolen or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the certificates.  Upon the occurrence of the automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing the shares at the office of the Company or any transfer agent for the Series A Preferred.  Thereupon, there shall be issued and delivered to the holder promptly at the office and in its name as shown on the surrendered certificates, a certificate for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which the automatic conversion occurred.

5.3  Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.  If at any time or from time to time the outstanding shares of Common Stock shall be (i) subdivided by stock split, stock dividend or otherwise into a greater number of shares of Common Stock, or (ii) combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the rate of conversion of Series A Preferred for Common Stock shall simultaneously be proportionately increased or decreased, as the case may be, such that the holders of the Series A Preferred shall thereafter receive upon conversion thereof, the number of shares of Common Stock they would have received had their Series A Preferred been converted into Common Stock immediately prior to the taking of the actions described in subsections (i) and (ii) of this Section 5.3.

5.4  Adjustments for Stock Dividends and Other Distributions.  If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, and other than as otherwise adjusted in this Section 5 or as provided in Section 2.1, then, in each such event, provision shall be made so that the holders of the Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company that they would have received had their Series A Preferred been converted into Common Stock on the date for determining the holders of Common Stock entitled to receive the dividend or distribution.

5.5  Adjustment for Merger, Sale, Reclassification, Exchange and Substitution.

(a)  In case the Company after the Original Issue Date shall do any of the following (each, a “Triggering Event”): (a) consolidate or merge with or into any other Person and the Company shall not be the continuing or surviving corporation of such consolidation or merger, or (b) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, any Capital Stock of the Company shall be changed into or exchanged for securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or (d) effect a capital reorganization or reclassification of its Capital Stock, then, and in the case of each such Triggering Event, proper provision shall be made to the Conversion Price and the number of shares of Common Stock into which the Series A Preferred is convertible so that, upon the basis and the terms and in the manner provided in this Certificate, the holder of Series A Preferred shall be entitled upon the conversion hereof at any time after the consummation of such Triggering Event, to the extent the Series A Preferred has not been converted or redeemed prior to such Triggering Event, to receive at the Conversion Price in effect at the time immediately prior to the consummation of such Triggering Event, in lieu of the Common Stock issuable upon such conversion prior to such Triggering Event, the securities, cash and property to which such holder would have been entitled upon the consummation of such Triggering Event if such holder had converted immediately prior thereto (including the right of a shareholder to elect the type of consideration it will receive upon a Triggering Event), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 5.  Immediately upon the occurrence of a Triggering Event, the Company shall notify the holder in writing of such Triggering Event and provide the calculations in determining the number of shares of Common Stock issuable upon conversion and the adjusted Conversion Price.

(b)  The surviving entity and/or each Person (other than the Company) which may be required to deliver any securities, cash or property upon the conversion of the Series A Preferred as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holder of Series A Preferred, (A) the obligations of the Company under the Series A Preferred (and if the Company shall survive the consummation of such Triggering Event, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under the Series A Preferred) and (B) the obligation to deliver to such holder such securities, cash or property as, in accordance with the foregoing provisions of this subsection (a).

(c)  Except as provided in Section 3, upon any liquidation, dissolution or winding up of the Company, if at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, each holder of Series A Preferred shall have the right thereafter to convert the Series A Preferred into the kind and amount of stock and other securities and property receivable upon the recapitalization, reclassification or other change by a holder of the number of shares of Common Stock into which the shares of Series A Preferred could have been converted immediately prior to the recapitalization, reclassification or change.

5.6  Sale of Shares Below Conversion Price.

(a)  Adjustment Formula.  If for a period of twenty-four (24) months after the Original Issue Date, the Company issues or sells, or is deemed by the provisions of this Section 5.6 to have issued or sold, Additional Shares of Common Stock, other than as provided in Sections 5.3 through 5.5 above, for an Effective Price which is less than the respective Conversion Price for the Series A Preferred as in effect immediately prior to the issue or sale (or deemed issuance or sale), then, and in each such case, the Conversion Price for the Series A Preferred shall be adjusted (calculated to the nearest cent), as of the close of business on the date of the issuance or sale, to the amount obtained by multiplying the Conversion Price by a fraction, (1) the numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to the issuance or sale of Additional Shares of Common Stock, plus (B) the quotient obtained by dividing the Aggregate Consideration Received by the Company for the total number of Additional Shares of Common Stock so issued and/or sold (and/or deemed so issued and sold) by the Conversion Price for the Series A Preferred in effect immediately prior to the issuance or sale, and (2) the denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to the issuance or sale (or deemed issuance or sale), plus (B) the number of Additional Shares of Common Stock so issued or sold (and/or deemed so issued and sold).

(b)  The “Aggregate Consideration Received” by the Company for any issuance or sale (or deemed issuance or sale) of securities shall (i) to the extent it consists of cash, be computed at the gross amount of cash received by the Company (before deduction of any underwriting or similar commission, compensation or concessions paid or allowed by the Company in connection with the issuance or sale and without deduction of any expenses payable by the Company), (ii) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Company, and (c) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Company to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options, respectively.

(c)  Deemed Issuances.  For the purpose of making any adjustment to the Conversion Price of the Series A Preferred required under this Section 5.6, if the Company issues or sells any Rights or Options or Convertible Securities after the Original Issue Date and if the Effective Price of the shares of Common Stock issuable upon exercise of the Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses and assuming the satisfaction of any conditions to convertibility or exchangeability including, without limitation, the passage of time) is less than the respective Conversion Price then in effect for the Series A Preferred, then the Company shall be deemed to have issued, at the time of the issuance of the Rights or Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of the Rights or Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of the shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of the Rights or Options or Convertible Securities, plus, in the case of the Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of the Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by the Convertible Securities) upon the conversion or exchange thereof; provided, however, that:

(i)  no further adjustment of the Conversion Price, as adjusted upon the issuance of the Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock upon the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities;

(ii)  if the minimum amount of consideration payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events, other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which the minimum amount of consideration is reduced;

(iii)  if the minimum amount of consideration payable to the Company upon the exercise of the Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of the Rights or Options or the conversion or exchange of the Convertible Securities;

(iv)  if any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price, as adjusted upon the issuance of the Rights or Options or Convertible Securities, shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that actually were issued or sold on the exercise of the Rights or Options or rights of conversion or exchange of the Convertible Securities, and the shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon the exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by the Convertible Securities) upon the conversion or exchange of the Convertible Securities;

(v)  no readjustment pursuant to (ii), (iii) or (iv) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date, or (B) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

(vi)  in the case of any Options which expire by their terms not more than thirty (30) calendar days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

5.7  Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price for Series A Preferred, the Company, at its expense, shall compute the adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing the adjustment or readjustment, and shall mail the certificate, by first class mail, postage prepaid, to each affected registered holder of the Series A Preferred at the holder’s address as shown on the Company’s books.

5.8  Fractional Shares.  No fractional shares of Common Stock or other securities shall be issued upon any conversion of Series A Preferred.   In determining the number of fractional shares of Common Stock or other securities that would otherwise have been issuable upon such conversion of Series A Preferred, all shares of Common Stock or other securities issuable upon all shares of Series A Preferred being converted by a single holder of such Series A Preferred (whether by optional or automatic conversion) shall be aggregated.  In lieu of any fractional share of Common Stock or other securities to which the holder otherwise would be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the fair market value of the Common Stock (or other security) as of the date of conversion.

5.9  Status of Converted Stock.  In case any shares of Series A Preferred shall be converted pursuant to this Section 5, the shares so converted shall be cancelled and shall not be issued by the Company.

5.10  Reservation of Common Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, the Company will take the corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.11  Notices.  Any notice required by the provisions of this Section 5 to be given to the holders of shares of the Series A Preferred shall be deemed given upon the earlier of actual receipt thereof or deposit thereof in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of that holder appearing on the books of the Company.

5.12  No Impairment.  The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all the action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

5.13           Conversion Defaults.  If, at any time, (i) a holder of shares of Series A Preferred Stock submits a Notice of Conversion and the Company fails for any reason (other than because such issuance would exceed such holder’s ownership limit set forth in Section 5.1(c)) to deliver, on or prior to the fifth business day following the receipt of a Notice of Conversion and surrendered Preferred Stock certificates for such conversion (the “Delivery Period”), such number of shares of Common Stock, which shares shall be subject to an effective registration statement, to which such holder is entitled upon such conversion, or (ii) the Company provides written notice to any holder of Series A Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue shares of Common Stock, which shares shall be subject to an effective registration statement, upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate (each of (i) and (ii) being a “Conversion Default”), then the holder may elect, at any time and from time to time prior to the cure date for such Conversion Default, by delivery of a notice to the Company, to have all or any portion of such holder’s outstanding shares of Series A Preferred Stock redeemed by the Company for cash, at an amount per share equal to the Series A Liquidation Preference (as defined in Section 3.1).  If the Company fails to redeem any of such shares within five business days after its receipt of such redemption notice, then such holder shall be entitled to the remedies provided in Section 6.

5.14.                      Buy-In Cure.  Unless the Company has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Company is unable to honor conversions, if (i) the Company fails to promptly deliver during the Delivery Period shares of Common Stock free of restrictive legends to a holder upon a conversion of shares of Series A Preferred Stock and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the “Sold Shares”) which such holder anticipated receiving upon such conversion (a “Buy-In”), the Company shall pay such holder, in addition to any other remedies available to the holder, the amount by which (x) such holder’s total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares.  For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Company will be required to pay the holder $1,000.  A holder shall provide the Company written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Section 5.14.

6.  Redemption.  On the fifth anniversary of the Issuance Date (the “Mandatory Redemption Date”), the Company shall redeem any shares of Series A Preferred Stock then outstanding for cash at a price per share of Series A Preferred Stock equal to the Series A Liquidation Preference (as defined in Section 3.1).  If the Company fails to pay any holder the Series A Liquidation Preference with respect to any share of Series A Preferred Stock within five business days after (a) the Mandatory Redemption Date, or (b) its receipt of a redemption notice, then the holder of Series A Preferred Stock entitled to redemption shall be entitled to interest on the Series A Liquidation Preference at a per annum rate equal to the lower of twelve percent (12%) and the highest interest rate permitted by applicable law from the Mandatory Redemption Date, or date on which the Company receives the Redemption Notice, as the case may be, until the date of payment of the Series A Liquidation Preference hereunder.  If the Company is not able to redeem all of the shares of Series A Preferred Stock required to be redeemed, the Company shall redeem shares of Series A Preferred Stock from each affected holder pro rata, based on the total number of shares of Series A Preferred Stock required to be redeemed.

7.  Restrictions and Limitations.  In addition to any vote required by law, the Company shall not, without the approval, by vote or written consent, of the holders of not less than 66.67% of the shares of Series A Preferred voting together as a single class:

7.1  Amend this Certificate or the Bylaws of the Company or otherwise alter or change the rights, preferences or privileges of the Series A Preferred so as to materially and adversely affect the same;

7.2  Create or reclassify any class or series of stock having rights, preferences, or privileges senior to, or being on a parity with, any outstanding series of Series A Preferred;

7.3  Authorize or issue any other equity security, including any other security convertible into, or exchangeable for, any equity security having rights, preferences, or privileges senior to, or being on parity with, the Series A Preferred as to dividend rights or liquidation, redemption, or voting preferences; or

7.4  Increase or decrease (other than by redemption or conversion) the authorized number of shares of Series A Preferred or Common Stock.

8.  Miscellaneous.

8.1  No Reissuance of Series A Preferred.  No share or shares of Series A Preferred acquired by the Company by reason of a redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be cancelled, retired, and eliminated from the shares which the Company shall be authorized to issue.

8.2  Preemptive Rights.  No stockholder of the Company shall have the right to repurchase shares of capital stock of the Company sold or issued by the Company, except to the extent that such right may from time to time be set forth in a written agreement between the Company and such stockholder.